Exhibit 99

September 30, 2008

To: GM Directors and Executive Officers:

Re: Trading Blackout on GM Common Stock

You are notified, effective immediately, that you may not purchase or sell, or otherwise acquire or transfer, any GM stock that you have acquired or would acquire in connection with your service to GM as a director or executive officer.

All purchases of GM common stock under GM’s Savings-Stock Purchase Plan (S-SPP) and the Personal Savings Plan (PSP) have been suspended because the Plans have now issued all of their registered shares of GM common stock. This suspension is the result of recent unexpectedly high demand among the Plans’ participants due to increased employee interest and a lower market price for the Common Stock. The demand significantly exceeded the usual volume and exhausted the supply of registered stock more quickly than the administrators of the Plans foresaw. Because of this, we were not able to provide advance notice of the suspension of purchases of GM stock under the Plans or of your trading blackout. Under the requirements of the Sarbanes-Oxley Act of 2002, we will provide you with a copy of our determination that our inability to provide 15 days notice was due to unforeseeable events.

Aside from directors and officers, Plan participants are not prevented from selling GM stock through the Plans during the blackout period. These participants may also at any time exchange shares in the GM Common Stock Fund for other investment options or change their contribution election, in accordance with the provisions of the S-SPP and the PSP. Participants' contributions that are currently directed to the GM Common Stock Fund will be invested in the default investment option for the Plan in which they participate, unless they provide new instructions.

Under the Sarbanes-Oxley Act of 2002, directors and executive officers are prohibited from trading in their company’s stock, subject to certain limited exceptions, for as long as a majority of participants in the company stock plans are not able to purchase or sell stock. This trading blackout will continue until GM files a registration statement for additional sales of GM common stock, which is anticipated for the week of November 9, 2008.

During the blackout period you may receive information about the status of the blackout by contacting Anne Larin, and the actual beginning and ending dates of this blackout period will be available for two years after the ending date from Anne. If you have any other inquiries about this blackout, such as whether a proposed transaction would be acceptable during the blackout, please contact:

Anne Larin

GM Legal Staff

482-C23-D24

300 GM Renaissance Center

P.O. Box 300

Detroit, MI 48265-3000

313-665-4927

anne.t.larin@gm.com

Please note that this blackout is legally required, and is in addition to the closing of the window period at the end of the third quarter pursuant to GM policy.